Exhibit 99.8

ACKNOWLEDGEMENT AGREEMENT & CONSENT

Regarding Consent to Bridge Note Financing

This ACKNOWLEDGEMENT AGREEMENT & CONSENT (this “Acknowledgement”) is entered into as of November 3, 2026, by and between CHEMOMAB THERAPEUTICS LTD., an Israeli company (“Chemomab”), and SCIPHER MEDICINE CORPORATION, a Delaware corporation (the “Company” and, together with Chemomab, the “Acknowledging Parties”).

RECITALS

A. Chemomab, Snowdrift Parent Corporation (“Chemomab Parent”), Snowdrift Sub Corp. (“Merger Sub”), Elderwood Ltd. (“Domestication Merger Sub”) and the Company are parties to the Agreement and Plan of Merger, dated as of July 7, 2026 (as amended from time to time in accordance with its terms, the “Merger Agreement”).

B. Under Section 5.6 of the Merger Agreement, if Chemomab determines during the Pre-Closing Period that it requires additional financing, Chemomab must first deliver a Financing Notice to the Company, and the Company is obligated to provide such financing on the terms set forth in the Financing Notice up to $1,100,000 (the “Company Financing Obligation”).

C. On October 11, 2026, Chemomab delivered a Financing Notice to the Company (the “Delivered Financing Notice”).

D. The Company desires to fund the Company Financing Obligation in respect of the Delivered Financing Notice, including purchases of Chemomab securities under the Chemomab ATM Facility, in whole or in part with the proceeds of new convertible promissory notes of the Company, the issuance of which would, absent Chemomab’s prior written consent, be restricted by Section 5.2(b) of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Acknowledging Parties, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein have the meanings given to them in the Merger Agreement.

2. Consent to Bridge Note Financing. Chemomab hereby irrevocably consents to the Company incurring additional unsecured indebtedness and related Liabilities through the sale and issuance, in one or more closings during the Pre-Closing Period, of new unsecured convertible promissory notes of the Company (the “Bridge Notes”) in an aggregate principal amount not to exceed $1,100,000 (exclusive of interest accrued or paid in kind thereon in accordance with their terms) (the “Bridge Note Financing”), and to the Company authorizing, entering into and performing its obligations under the note purchase agreement and other documents governing the Bridge Notes (collectively, the “Bridge Note Documents”), and agrees that this Section 2 constitutes the prior written consent of Chemomab referred to in the introductory paragraph of Section 5.2(b) of the Merger Agreement in respect of the Bridge Note Financing, including for purposes of clauses (iii), (vii), (x), (xiv), (xv) and (xxii) thereof and any other provision of the Merger Agreement that would otherwise restrict the Company from incurring indebtedness or other Liabilities, or issuing convertible instruments, without Chemomab’s consent; provided that (A) the proceeds of the Bridge Note Financing shall be used solely to fund (or reimburse the Company for) financing provided by the Company to Chemomab in satisfaction of the Company Financing Obligation (including purchases by the Company of Chemomab securities issued pursuant to the Chemomab ATM Facility), and to pay reasonable and documented out-of-pocket costs and expenses incurred by the Company in connection with the Bridge Note Financing; and (B) the Company shall deliver to Chemomab copies of the Bridge Note Documents substantially concurrently with the initial issuance of Bridge Notes. Chemomab further acknowledges and agrees that (i) neither the incurrence of the Bridge Note Financing in compliance with this Section 2 nor the use of proceeds thereof as contemplated hereby shall constitute a breach of any representation, warranty, covenant or agreement of the Company under the Merger Agreement or be taken into account in determining whether any condition set forth in Article VIII of the Merger Agreement has been satisfied (other than Sections 8.9 and 8.10 of the Merger Agreement, which shall apply to the Bridge Notes as provided in clauses (ii) and (v) below), and, without limiting the foregoing, for purposes of Sections 3.6 and 8.1 of the Merger Agreement, the Bridge Notes shall be deemed to be listed in Sections 3.6(d)(ii) and 3.6(e) of the Company Disclosure Schedule, notwithstanding the final parenthetical of Section 8.1 of the Merger Agreement; (ii) the Bridge Notes shall constitute convertible indebtedness of the Company for purposes of Sections 6.18 and 8.9 of the Merger Agreement, and, notwithstanding that Section 6.18 of the Merger Agreement contemplates delivery concurrently with the execution thereof, evidence of the consents, approvals and waivers required thereunder with respect to the Bridge Notes shall be delivered to Chemomab promptly following the issuance of any applicable Bridge Notes and in any event no later than the delivery of the Allocation Certificate pursuant to Section 6.16 of the Merger Agreement; (iii) Bridge Notes that are converted or cancelled at or prior to the Effective Time in accordance with the Bridge Note Documents shall not constitute Indebtedness of the Company outstanding at the Effective Time for purposes of the definition of “Company Valuation” or the Indebtedness Schedule; (iv) the Bridge Note Financing shall not constitute Company Pre-Closing Financing and shall not count against the $10,000,000 limit applicable thereto; (v) the Bridge Note Financing is a capitalization change expressly permitted by the Merger Agreement for purposes of Section 6.16 thereof, and the Bridge Notes and the holders thereof shall be reflected in the Pro Forma Capitalization Table and the Allocation Certificate; and (vi) Bridge Notes outstanding immediately prior to the Effective Time shall be converted or cancelled in accordance with the Bridge Note Documents and Section 6.18 of the Merger Agreement.

3. Representations; Miscellaneous. Each Acknowledging Party represents to the other that this Acknowledgement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. Nothing herein confers any right, benefit or remedy on any Person other than the Acknowledging Parties. To the extent any provision hereof constitutes a waiver or consent under the Merger Agreement, it is given pursuant to Section 11.3 thereof. Except as expressly set forth herein, the Merger Agreement remains unmodified and in full force and effect, and no provision of, or right or remedy under, the Merger Agreement is waived. Sections 11.3 (Waiver), 11.5 (Applicable Law; Jurisdiction), 11.6 (Assignability), 11.7 (Notices), 11.9 (Severability) and 11.10 (Other Remedies; Specific Performance) of the Merger Agreement apply to this Acknowledgement mutatis mutandis. This Acknowledgement may be amended only by a written instrument signed by each Acknowledging Party and may be executed in counterparts (including by electronic signature or .pdf transmission), each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the Acknowledging Parties have executed this Acknowledgement as of the date first written above.

CHEMOMAB THERAPEUTICS LTD.

By:	/s/ Adi Mor
Name:	Adi Mor
Title:	CEO

SCIPHER MEDICINE CORPORATION

By:	/s/ Reginald Seeto
Name:	Reginald Seeto
Title:	CEO

Signature Page to Scipher Medicine Corporation

Acknowledgement Agreement & Consent